EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of All American Pet Company, Inc. of our report dated September 27, 2012, on the consolidated financial statements of All American Pet Company, Inc. as of December 31, 2011 and for the year then ended.

/S/ De Joya Griffith, LLC

Henderson, Nevada

June 24, 2013